August 18, 2023

Dear Member,

The nomination period for the 2023 Federal Home Loan Bank of Des Moines (FHLB Des Moines) Director Election concluded effective July 25, 2023. Based on Federal Housing Finance Agency (FHFA) designations for Bank directors, the states of Iowa, Minnesota and Montana each had one member director seat to fill. In addition, four independent director seats will be filled through a district wide election; one of the independent director seats to be filled holds the public interest independent director (PID) designation. You will receive a ballot to vote for the four open seats in the independent director election.

This year, the state of Montana had only one eligible candidate who was nominated for election. This candidate was Joe Kesler, director of First Montana Bank in Missoula, Montana. As the only eligible candidate in Montana, Mr. Kesler is declared elected to the FHLB Des Moines board in accordance with FHFA regulations.

Mr. Kesler has served as director of First Montana Bank in Missoula, Montana, and its holding company, First National Bancorp, Inc., since 2005. Mr. Kesler served as the president and CEO of First Montana Bank from 2005 to February 2018 and has over 40 years of experience in the banking industry. He will begin serving his second full term as an FHLB Des Moines director on January 1, 2024.

FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Kim Cross, MFO Manager, at kcross@fhlbdm.com or 515.412.2178.

Sincerely,

Cherie Schuler
Senior Director Member and Financial Operations
Federal Home Loan Bank of Des Moines